EXHIBIT 10.2
                              [Company Letterhead]







October 15, 2001



Mr. David Fielding
Mr. Lou Bagnoli
NEX Products, Inc.
25 Sheffield Street
Toronto, ON  M6M 3E5

Re:  Termination of International Distribution Agreement

Dear Dave and Lou:

Pursuant to Section 10, we are terminating the International Distribution Agreement dated January 10, 2001 for breach of Sections 2.5 and 4.2. Notice of these breaches have been provided in my letters of August 24, 2001 and September 13, 2001 and the 30 day notice period required has expired.

Although the International Distribution Agreement is of no further force in effect, we hope that we can continue to maintain a customer/supplier relationship which will be mutually beneficial to both parties.

Very truly yours,


/s/ Jonathan W. Painter
-----------------------
Jonathan W. Painter
President and CEO

Cc:     William Rainville
        Thomas O'Brien
        Sandra Lambert, Esq.
        Steve Anderson
        Norman Thibault